Exhibit 99.1

FOR IMMEDIATE RELEASE	NR07-15

DYNEGY RECEIVES SHAREHOLDER APPROVAL

FOR LS POWER MERGER AGREEMENT

HOUSTON (March 29, 2007) – Dynegy Inc. (NYSE: DYN) today announced that it has received the requisite shareholder approval for the proposed combination between Dynegy and LS Power Group. With respect to Dynegy’s Class A common stock, approximately 78% of shares outstanding were voted in favor of the proposed combination versus less than 1% of such shares voted against the transaction and less than 1% of such shares abstained. In addition, Chevron Corporation, who owns all of the approximately 97 million shares of Class B common stock outstanding, voted all of its shares in favor of the transaction.

The favorable vote, which was announced at a special meeting of shareholders earlier today, satisfies the requirement for transaction approval of an affirmative vote of two-thirds of the outstanding shares of Class A and Class B common stock, each voting separately as a class, and the affirmative vote of two-thirds of the outstanding shares of Class A and Class B common stock voting together as a single class. The transaction is expected to be completed on April 2, 2007.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s current power generation portfolio consists of approximately 12,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statement concerning the anticipated closing of the LS Power combination on April 2, 2007. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Dynegy cannot assure you that the combination will be consummated on the terms Dynegy currently contemplates, if at all; or that Dynegy will realize the expected benefits from such combination. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, which is available free of charge on the SEC’s web site at www.sec.gov. All of Dynegy’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, Dynegy disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof. DYNC